November 9, 2026
Kemper Corporation
200 E Randolph Street, Suite 3300
Chicago, Illinois 60601

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2026, of the facts relating to the Company’s change in timing of its Life and Health Insurance Reserves annual assumption update from the fourth quarter to the third quarter to better align with the Company’s annual planning process and be consistent with industry practice. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Kemper Corporation, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Kemper Corporation and its subsidiaries as of any date or for any period subsequent to December 31, 2025. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Kemper Corporation, or on the financial position, results of operations, or cash flows of Kemper Corporation and its subsidiaries as of any date or for any period subsequent to December 31, 2025.

Yours Truly,
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois